EXHIBIT 99.6

ITEM 8.     Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Pogo Producing Company:

We have completed an integrated audit of Pogo Producing Company’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Pogo Producing Company and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for employee stock-based compensation effective January 1, 2003.  Additionally, as discussed in Note 11 to the consolidated financial statements, the Company changed its method of accounting for asset retirement obligations effective January 1, 2003.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria.  Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the COSO.  The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.  Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.  We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PRICEWATERHOUSECOOPERS LLP

Houston, Texas

March 7, 2005, except as to Note 6, for which the date is August 25, 2005

POGO PRODUCING COMPANY & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2004	2003	2002
	(Expressed in thousands, except per share amounts)

Revenues:
Oil and gas	$973,083	$856,074	$537,717
Other	14,605	2,431	4,359
Total	987,688	858,505	542,076

Operating Costs and Expenses:
Lease operating	100,506	81,731	74,416
General and administrative	62,056	54,068	43,513
Exploration	21,739	6,899	4,161
Dry hole and impairment	61,634	30,673	26,999
Depreciation, depletion and amortization	251,876	229,881	210,649
Production and other taxes	44,104	23,735	20,058
Transportation and other	19,488	23,892	12,879
Total	561,403	450,879	392,675
Operating Income	426,285	407,626	149,401
Interest:
Charges	(29,333)	(46,360)	(57,450)
Income	522	673	312
Capitalized	14,216	16,531	24,033
Loss on debt extinguishment	(13,759)	(5,893)	—
Minority Interest - Dividends and costs associated with mandatorily redeemable convertible preferred securities of a subsidiary trust	—	—	(4,140)
Foreign Currency Transaction Gain (Loss)	(30)	29	29
Income From Continuing Operations Before Taxes and Cumulative Effect of Change in Accounting Principle	397,901	372,606	112,185
Income Tax Expense	(148,866)	(137,371)	(43,538)
Income From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	249,035	235,235	68,647
Income from Discontinued Operations, net of tax	12,719	59,872	38,384
Cumulative Effect of Change in Accounting Principle	—	(4,166)	—
Net Income	$261,754	$290,941	$107,031

Earnings (Loss) per Common Share:
Basic
Income from continuing operations before cumulative effect of change in accounting principle	$3.90	$3.76	$1.18
Income from discontinued operations, net of tax	0.20	0.96	0.67
Cumulative effect of change in accounting principle	—	(0.07)	—
Net income	$4.10	$4.65	$1.85

Diluted
Income from continuing operations before cumulative effect of change in accounting principle	$3.87	$3.67	$1.16
Income from discontinued operations, net of tax	0.19	0.93	0.61
Cumulative effect of change in accounting principle	—	(0.06)	—
Net income	$4.06	$4.54	$1.77

Dividends per Common Share	$0.2125	$0.20	$0.12

The accompanying notes to consolidated financial statements are an integral part hereof.

POGO PRODUCING COMPANY & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
	(Expressed in thousands)

ASSETS

Current Assets:
Cash and cash equivalents	$86,456	$104,474
Accounts receivable	120,466	88,140
Other receivables	20,875	23,980
Federal income taxes receivable	10,708	—
Inventories - tubulars	9,112	2,612
Price hedge contracts	6,722	—
Other	3,987	4,228
Assets of discontinued operations	187,084	130,921
Total current assets	445,410	354,355

Property and Equipment:
Oil and gas, on the basis of successful efforts accounting
Proved properties	4,003,332	3,121,897
Unevaluated properties	76,890	82,023
Other, at cost	28,656	22,851
	4,108,878	3,226,771
Accumulated depreciation, depletion, and amortization
Oil and gas	(1,551,502)	(1,306,188)
Other	(19,194)	(15,840)
	(1,570,696)	(1,322,028)
Property and equipment, net	2,538,182	1,904,743

Other Assets:
Other	17,420	21,213
Assets of discontinued operations	480,097	478,340
	497,517	499,553

	$3,481,109	$2,758,651

The accompanying notes to consolidated financial statements are an integral part hereof.

POGO PRODUCING COMPANY & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
	(Expressed in thousands)

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable - operating activities	$62,156	$44,996
Accounts payable - investing activities	86,582	29,112
Income taxes payable	131	783
Accrued interest payable	4,550	9,950
Accrued payroll and related benefits	3,566	3,233
Deferred income tax	4,919	5,324
Other	8,187	4,376
Liabilities of discontinued operations	109,928	85,810
Total current liabilities	280,019	183,584

Long-Term Debt	755,000	487,261

Deferred Income Tax	536,823	471,385

Asset Retirement Obligation	74,046	58,509

Other Liabilities and Deferred Credits	21,367	16,654

Liabilities of Discontinued Operations	85,959	87,605
Total liabilities	1,753,214	1,304,998

Commitments and Contingencies (Note 5)	—	—

Shareholders’ Equity:
Preferred stock, $1 par; 4,000,000 shares authorized	—	—
Common stock, $1 par; 200,000,000 shares authorized, and 64,580,639 and 63,813,283 shares issued, respectively	64,581	63,813
Additional capital	943,690	914,492
Retained earnings	728,723	480,576
Accumulated other comprehensive income	2,565	—
Deferred compensation	(9,954)	(3,518)
Treasury stock (55,359 shares), at cost	(1,710)	(1,710)
Total shareholders’ equity	1,727,895	1,453,653

	$3,481,109	$2,758,651

The accompanying notes to consolidated financial statements are an integral part hereof.

POGO PRODUCING COMPANY & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2004	2003	2002
	(Expressed in thousands)
Cash flows from operating activities:
Cash received from customers	$978,541	$876,016	$499,924
Operating, exploration and general and administrative expenses paid	(243,276)	(178,653)	(152,770)
Income taxes paid	(159,559)	(121,923)	(10,000)
Income taxes received	381	—	25,884
Interest paid	(30,043)	(45,527)	(55,526)
Cash received (paid) related to price hedge contracts	—	(15,037)	14,931
Other	(1,752)	7,773	3,062
Net cash provided by continuing operating activities	544,292	522,649	325,505
Net cash provided by discontinued operating activities	194,423	221,910	140,974
Net cash provided by operating activities	738,715	744,559	466,479
Cash flows from investing activities:
Capital expenditures	(285,885)	(191,379)	(266,736)
Purchase of properties	(189,597)	(189,083)	—
Acquisition of corporations, net of $11,970 cash acquired	(270,452)	—	—
Purchase of current investments	(15,000)	—	—
Sale of current investments	15,000	—	—
Proceeds from the sale of property and tubular stock	1,522	521	4,215
Net cash used in continuing investing activities	(744,412)	(379,941)	(262,521)
Net cash used in discontinued investing activities	(217,314)	(186,516)	(133,730)
Net cash used in investing activities	(961,726)	(566,457)	(396,251)
Cash flows from financing activities:
Borrowings under senior debt agreements	2,010,000	854,012	703,077
Payments under senior debt agreements	(1,594,000)	(875,000)	(773,080)
Redemption of debt	(157,782)	(176,578)	—
Proceeds from exercise of stock options	12,013	33,370	20,154
Payment of cash dividends on common stock	(13,607)	(12,520)	(6,895)
Payment of senior debt acquired through corporate purchase	(50,000)	—	—
Payments (to) from discontinued operations	(24,955)	32,464	22,785
Payment of preferred dividends of a subsidiary trust	—	—	(4,850)
Payment of financing issue costs and other	(3,820)	(100)	(329)
Net cash (used in) provided by continuing financing activities	177,849	(144,352)	(39,138)
Net cash (used in) provided by discontinued financing activities	24,955	(32,464)	(22,785)
Net cash (used in) provided by financing activities	202,804	(176,816)	(61,923)
Effect of exchange rate changes on cash from discontinued operations	2,189	739	(150)
Net increase in cash and cash equivalents	(18,018)	2,025	8,155
Cash and cash equivalents from continuing operations, beginning of the year	55,759	57,403	33,557
Cash and cash equivalents from discontinued operations, beginning of the year	48,715	45,046	60,737
Cash and cash equivalents at the end of the year	$86,456	$104,474	$102,449

The accompanying notes to consolidated financial statements are an integral part hereof.

	Year Ended December 31,
	2004	2003	2002
	(Expressed in thousands)
Reconciliation of net income to net cash provided by operating activities:
Net income	$261,754	$290,941	$107,031
Adjustments to reconcile net income to net cash provided by operating activities
Income from discontinued operations, net of tax	(12,719)	(59,872)	(38,384)
Cumulative effect of change in accounting principle	—	4,166	—
Minority interest	—	—	4,140
(Gains) losses on sales	275	(386)	(3,034)
Depreciation, depletion and amortization	251,876	229,881	210,649
Dry hole and impairment	61,634	30,673	26,999
Interest capitalized	(14,216)	(16,531)	(24,033)
Price hedge contracts	(657)	8,346	17,589
Other	23,375	14,732	1,134
Increase in deferred income taxes	3,070	26,800	24,027
Change in assets and liabilities:
Increase in accounts receivable	(26,716)	(16,091)	(41,023)
Increase in federal income taxes receivable	(12,735)	(4,743)	—
(Increase) decrease in other assets	3,505	4,568	(12,112)
Increase in accounts payable	12,683	13,467	8,625
Increase (decrease) in income taxes payable	(652)	(6,607)	35,393
Decrease in accrued interest payable	(5,400)	(1,146)	(354)
Increase in accrued payroll and related benefits	333	226	340
Increase (decrease) in other current liabilities	(3,713)	982	6,346
Increase in deferred credits	2,595	3,243	2,172
Net cash provided by continuing operating activities	544,292	522,649	325,505
Net cash provided by discontinued operating activities	194,423	221,910	140,974
Net cash provided by operating activities	$738,715	$744,559	$466,479

The accompanying notes to consolidated financial statements are an integral part hereof.

POGO PRODUCING COMPANY & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Expressed in thousands)

					Accumulated
					Other	Deferred
				Retained	Compenhensive	Compensation			Comprehensive
	Common		Additional	Earnings	Income	Restricted	Treasury	Shareholders’	Income
	Stock	(a)	Capital	(Deficit)	(Loss)	Stock	Stock	Equity	(Loss)
Balance at December 31, 2001	53,691		$659,227	$102,019	$10,272	$—	$(324)	$824,885
Net income	—		—	107,031	—	—	—	107,031	$107,031
Exercise of stock options	1,022		23,460	—	—	—	—	24,482
Shares issued as compensation	39		1,124	—	—	—	—	1,163
Conversion of Trust Preferred Securities	6,310		138,715	—	—	—	—	145,025
Dividends ($0.12 per common share)	—		—	(6,895)	—	—	—	(6,895)
Shares received in satisfaction of note receivable	—		—	—	—	—	(1,386)	(1,386)
Unrealized loss arising during the year on price hedge contracts	—		—	—	(14,155)	—	—	(14,155)
Reclassification adjustment included in net income	—		—	—	(2,366)	—	—	(2,366)
Net unrealized losses on price hedge contracts	—		—	—	—	—	—	—	(16,521)
Comprehensive income	—		—	—	—	—	—	—	$90,510

Balance at December 31, 2002	61,062		$822,526	$202,155	$(6,249)	$—	$(1,710)	$1,077,784
Net income	—		—	290,941	—	—	—	290,941	$290,941
Stock option activity and other	1,573		43,915	—	—	—	—	45,488
Shares issued as compensation	170		6,865	—	—	—	—	7,035
Conversion of 2006 Notes	1,008		41,186	—	—	—	—	42,194
Issuance of restricted stock, less amortization of $412	—		—	—	—	(3,518)	—	(3,518)
Dividends ($0.20 per common share)	—		—	(12,520)	—	—	—	(12,520)
Unrealized loss arising during the year on price hedge contracts	—		—	—	(8,624)	—	—	(8,624)
Reclassification adjustment included in net income	—		—	—	14,873	—	—	14,873
Net unrealized gains on price hedge contracts	—		—	—	—	—	—	—	6,249
Comprehensive income	—		—	—	—	—	—	—	$297,190

Balance at December 31, 2003	63,813		$914,492	$480,576	$—	$(3,518)	$(1,710)	$1,453,653
Net income	—		—	261,754	—	—	—	261,754	$261,754
Stock option activity and other	465		16,818	—	—	—	—	17,283
Shares issued as compensation	303		12,380	—	—	—	—	12,683
Issuance of restricted stock, less amortization of $1,917	—		—	—	—	(6,436)	—	(6,436)
Dividends ($0.2125 per common share)	—		—	(13,607)	—	—	—	(13,607)
Unrealized gain arising during the year on price hedge contracts	—		—	—	2,992	—	—	2,992
Net unrealized gains on price hedge contracts	—		—	—	(427)	—	—	(427)	2,565
Comprehensive income	—		—	—	—	—	—	—	$264,319
Balance at December 31, 2004	64,581		$943,690	$728,723	$2,565	$(9,954)	$(1,710)	$1,727,895

(a)  Reflects both dollar and share amounts at $1.00 par value.

The accompanying notes to consolidated financial statements are an integral part hereof.

POGO PRODUCING COMPANY & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  Summary of Significant Accounting Policies

Nature of Operations—

Pogo Producing Company was incorporated in 1970. Pogo Producing Company and its subsidiaries (the “Company”) are engaged in oil and gas exploration, development, production and acquisition activities in the United States, both offshore in the Gulf of Mexico (primarily in federal waters offshore Louisiana and Texas) and onshore principally in the states of New Mexico, Texas, Louisiana and Wyoming. The Company also conducts exploration activities in offshore New Zealand.

 The Company’s results for all periods presented reflect its oil and gas exploration, development and production activities in the Kingdom of Thailand and Hungary as discontinued operations.  Except where noted, the discussions in the following notes relate to the Company’s continuing activities only.

Use of Estimates—

The preparation of these financial statements requires the use of certain estimates by management in determining the Company’s assets, liabilities, revenues and expenses. Actual results could differ from such estimates.  Depreciation, depletion and amortization of oil and gas properties and the impairment of oil and gas properties are determined using estimates of oil and gas reserves. There are numerous uncertainties in estimating the quantity of reserves and in projecting the future rates of production and timing of development expenditures. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way.  Proved reserves of crude oil, condensate, natural gas and natural gas liquids are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing economic and operating conditions. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. Proved reserves do not include, for example, hydrocarbons that may be recovered from undrilled prospects or the recovery of which is otherwise subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics or economic factors. Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or through the application of fluid injection or other improved recovery techniques confirmed by a pilot project or operation of an installed program. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Proved undeveloped reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled and other undrilled units where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. The Securities and Exchange Commission provides a complete definition of proved reserves in Rule 4-10(a) of Regulation S-X.

Principles of Consolidation—

The consolidated financial statements include the accounts of Pogo Producing Company and its subsidiaries and affiliates, after elimination of all significant intercompany transactions. Majority owned subsidiaries are fully consolidated. The Company’s operating and working interests in oil and gas joint ventures are pro rata consolidated.

Revenue Recognition—

The Company follows the “sales” (takes or cash) method of accounting for oil and gas revenues.  Under this method, the Company recognizes revenues on production as it is taken and delivered to its purchasers.  The volumes sold may be more or less than the volumes the Company is entitled to based on its ownership interest in the property.  These differences result in a condition known in the industry as a production imbalance.  At December 31, 2004, the Company had taken approximately 6,094 MMcf of natural gas less than it was entitled to based on its interest in certain properties, and approximately 4,352 MMcf more than its entitlement on other properties, placing the Company in a net under-delivered position of approximately 1,742 MMcf of natural gas based on its working interest ownership in such properties. The Company’s crude oil imbalances are not significant.  Such imbalances are reflected as adjustments to proved reserves and future cash flows in the unaudited supplementary oil and gas data included herein.

Inventories—Tubulars—

Tubular inventories consist primarily of goods used in the Company’s operations and are stated at the lower of average cost or market value.

 Oil and Gas Activities and Depreciation, Depletion and Amortization—

The Company follows the successful efforts method of accounting for its oil and gas activities. Under the successful efforts method, lease acquisition costs and all development costs are capitalized. Proved oil and gas properties are reviewed annually or when circumstances suggest the need for such a review and, if required, the proved properties are written down to their estimated fair value. Unproved properties are reviewed quarterly to determine if there has been impairment of the carrying value, with any such impairment charged to expense in the period. Estimated fair value includes the estimated present value of all reasonably expected future production, prices, and costs. Exploratory well costs are capitalized until the results are determined.  If proved reserves are not discovered, the exploratory well costs are expensed.  The following table reflects the net changes in capitalized exploratory well costs pending proved reserve determination during 2004, 2003 and 2002 (amounts expressed in thousands):

	2004	2003	2002
Balance at January 1,	$976	$11,080	$9,950
Additions to capitalized exploratory well costs pending the determination of proved reserves	10,830	39	10,143
Reclassifications to proved oil and gas properties	—	(10,143)	(9,013)
Capitalized exploratory well costs charged to expense	—	—	—
Balance at December 31,	$11,806	$976	$11,080

As of December 31, 2004, exploratory well costs of less than $1.0 million have been capitalized for a period greater than one year since the completion of drilling.  These costs have been capitalized since 2001 and are related to one project in the Rocky Mountains.

Interest costs related to financing major oil and gas projects in progress are capitalized until the projects are evaluated or until the projects are substantially complete and ready for their intended use if the projects are evaluated as successful. Other exploratory costs are expensed as incurred. The provision for depreciation, depletion and amortization is based on the capitalized costs as determined above, and is computed on a cost center by cost center basis using the units of production method, with lease acquisition costs amortized over total proved reserves and other costs amortized over proved developed reserves. The Company generally creates cost centers on a field-by-field basis for oil and gas activities in the Gulf of Mexico. Generally, the Company establishes cost centers on the basis of an oil or gas trend or play for its onshore oil and gas activities.  As described further below, the Company’s method of accounting for asset retirement obligations (i.e. future abandonment costs) changed effective January 1, 2003.

The Company has from time to time disposed of certain non-core properties and other assets that it considers to be under performing, to have little or no remaining upside potential, or which face significant future expenditures that would result in an unacceptable rate of return. Refer to the captions “Gains on sales” and “Proceeds from the sale of property and tubular stock” in the Consolidated Statements of Cash Flows.

Other properties and equipment are depreciated using a straight-line method in amounts which, in the opinion of management, are adequate to allocate the cost of the properties over their estimated useful lives.

Income Taxes—

Deferred income tax assets and liabilities are recognized for temporary differences between the basis of assets and liabilities for financial reporting and tax purposes.  Changes in tax legislation are included in the relevant computations in the period in which such changes are effective.  Deferred tax assets are reduced by a valuation allowance for the amount of any tax benefit when the Company believes it is more likely than not that such benefits will not be realized.  Note 3 contains information about the Company’s income taxes, including the components of income tax provision and the composition of deferred income tax assets and liabilities.

Price Risk Management—

The Company from time to time enters into commodity price hedging contracts with respect to its oil and gas production to achieve a more predictable cash flow, as well as reduce its exposure to price volatility. The Company follows the provisions of Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”).  SFAS 133, as amended, established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Based on the nature of derivative instruments used by the Company and the historical volatility of oil and gas commodity prices, the Company expects that SFAS 133 could increase volatility in the Company’s earnings and other comprehensive income for future periods during which derivative instruments are outstanding.

SFAS 133 provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of other comprehensive income and be reclassified into earnings in the same period during which the hedged forecasted transaction affects earnings. The remaining gain or loss on the derivative instrument, if any, must be recognized currently in earnings.

Accounting for Stock-Based Compensation—-

The Company’s incentive plans authorize awards granted wholly or partly in common stock (including rights or options which may be exercised for or settled in common stock) to key employees and non-employee directors (collectively, “Stock Awards”).  Prior to January 1, 2003, the Company accounted for Stock Awards using the intrinsic value recognition provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations.  Under this method, the Company recognized no compensation expense for stock options granted when the exercise price of the options was equal to or greater than the quoted market price of the Company’s common stock on the grant date.  Effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock Based Compensation” (“SFAS 123”), and the prospective method transition provisions of SFAS No. 148, “Accounting for Stock Based Compensation—Transition and Disclosure—an amendment of FAS No. 123”  (“SFAS 148”), for all Stock Awards granted, modified or settled after January 1, 2003.  Compensation cost for stock options and other stock-based compensation is recognized on a straight-line basis over the vesting period for the applicable Stock Award.  The Company granted Stock Awards covering 333,400 shares of common stock with a fair market value of $13,491,000 during the year ended December 31, 2004.  The Company granted Stock Awards covering 547,000 shares of common stock with a fair market value of $9,920,000 during the year ended December 31, 2003.

The following table illustrates the effect on the Company’s net income and earnings per share (including the results of discontinued operations) if the fair value recognition provisions of SFAS 123 for employee stock-based compensation had been applied to all Stock Awards outstanding during the years ended December 31, 2004, 2003 and 2002 (in thousands of dollars, except per share amounts):

		Year Ended
		December 31,
		2004	2003	2002

Net income, as reported		$261,754	$290,941	$107,031
Add:	Employee stock-based compensation expense, net of related tax effects, included in net income, as reported	3,006	1,408	756
Deduct:	Total employee stock-based compensation expense, determined under fair value method for all awards, net of related tax effects	(6,759)	(7,017)	(6,466)
Net income, pro forma		$258,001	$285,332	$101,321

Earnings per share:
	Basic - as reported	$4.10	$4.65	$1.85
	Basic - pro forma	$4.04	$4.56	$1.75
	Diluted - as reported	$4.06	$4.54	$1.77
	Diluted - pro forma	$4.01	$4.45	$1.68

The fair value of grants was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used in 2004, 2003 and 2002, respectively: risk free interest rates of 3.00%, 2.30% and 4.20%, expected volatility of 25.7%, 28.4% and 33.9%, dividend yields of 0.48%,  0.61% and 0.51%, and an expected life of the options of three and a half, three and seven years.

Consolidated Statements of Cash Flows—

For the purpose of cash flows, the Company considers all highly liquid investments with a maturity date of three months or less to be cash equivalents. Significant transactions may occur which do not directly affect cash balances and, as such, are not disclosed in the Consolidated Statements of Cash Flows. Certain such non-cash transactions are disclosed in the Consolidated Statements of Shareholders’ Equity relating to shares issued as compensation.

Foreign Currency—

The U.S. dollar is the functional currency for all areas of operations of the Company. Accordingly, monetary assets and liabilities and items of income and expense denominated in a foreign currency are remeasured to U.S. dollars at the rate of exchange in effect at the end of each month or the average for the month, and the resulting gains or losses on foreign currency transactions are included in the consolidated statements of income for the period.

Prior Year Reclassifications—

Certain prior year amounts have been reclassified to conform with the current year presentation.  Such reclassifications had no effect on the Company’s operating income, net income or shareholders’ equity.

Treasury Stock—

On January 25, 2005, the Company announced a plan to repurchase, through open market or privately negotiated transactions, not less than $275 million nor more than $375 million of its common stock.   The repurchased shares will be accounted for as treasury stock.  As of March 1, 2005, the Company had completed the purchase of 940,200 shares at a total cost of $41.5 million.

Recent Accounting Pronouncements—

The Financial Accounting Standards Board (“FASB”) has issued three new pronouncements relevant to the Company’s accounting.  These are Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123R”), “Share-Based Payment”, Statement of Financial Accounting Standards No. 153 (“SFAS 153”), “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29” and FASB Staff Position FAS 109-2 (“FSP FAS 109-2”), “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision Within the American Jobs Creation Act of 2004”.

SFAS 123R.    SFAS 123R will require compensation costs related to share-based payment transactions to be recognized in the financial statements.  With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued.  In addition, liability awards will be remeasured each reporting period.  Compensation cost will be recognized over the period that an employee provides service in exchange for the award.  Statement 123(R) replaces FASB Statement No. 123 (“SFAS 123”),  “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”.  SFAS 123R is effective as of the first interim or annual reporting period that begins after June 15, 2005.  The Company currently follows the provisions of SFAS 123 and the adoption of SFAS 123R is not expected to have a material effect on the Company’s financial statements.

SFAS 153.    SFAS 153 was a result of an effort by the FASB and the International Accounting Standards Board (“IASB”) to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. One such difference was the exception from fair value measurement in APB Opinion No. 29, Accounting for Nonmonetary Transactions, for nonmonetary exchanges of similar productive assets.  SFAS 153 replaces this exception with a general exception from fair value measurement for exchanges of nonmonetary assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  SFAS 153 will be applied prospectively and is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance of this Statement.  The adoption of SFAS 153 is not expected to have a material effect on the Company’s financial statements.

FSP FAS 109-2. In December 2004, the FASB staff issued FSP FAS 109-2 to provide accounting and disclosure guidance for the repatriation provisions included in the American Jobs Creation Act of 2004 (the “Act”). The Act introduced a special limited-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer. As a result, an issue has arisen as to whether an enterprise should be allowed additional time beyond the financial reporting period in which the Act was enacted to evaluate the effects of the Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying Statement 109.  The following are the key points relevant to the Company’s position:

•                  An enterprise is allowed additional time beyond the financial reporting period of enactment to evaluate the effect of the Act without undermining the entity’s assertion that repatriation of foreign earnings is not expected within the foreseeable future.

•                  An enterprise should recognize the income tax effect when it decides on a plan for reinvestment or repatriation of foreign earnings. This decision may occur in stages, and each stage may occur at a different time. Also, before its plan for reinvestment or repatriation is finalized, an enterprise may decide on a range of amounts that it will repatriate. In this situation, the FSP requires recognition of the income tax effect of the lowest amount within the range.

•                  If an enterprise has recognized a deferred tax liability for some, or all, of its unremitted foreign earnings because it did not overcome the presumption of repatriation of foreign earnings, it should continue to presume repatriation of those earnings as well as current foreign earnings that are not expected to be indefinitely reinvested. The enterprise shall measure the income tax effects of such repatriation without the effects of the repatriation provision until it has decided on a plan for repatriation.

•                  An enterprise that has not yet completed its evaluation of the repatriation provision should make certain disclosures. Additional disclosures are required in the period an enterprise completes its evaluation

The Company has adopted the disclosure requirements of FSP FAS 109-2 and is currently evaluating the effects of the Act.  The Company expects to be in a position to finalize its assessment shortly after passage of technical corrections to the Act.

 (2) Earnings per Share

Earnings per common share (basic earnings per share) are based on the weighted average number of shares of common stock outstanding during the periods. Earnings per common share and potential common share (diluted earnings per share) consider the effect of dilutive securities as set out below in thousands, except per share amounts.

	2004	2003	2002

Income (numerator):
Income from continuing operations	$249,035	$235,235	$68,647
Income from discontinued operations, net of tax	12,719	59,872	38,384
Income before cumulative effect of change in accounting principle	261,754	295,107	107,031
Cumulative effect of change in accounting principle	—	(4,166)	—

Net income - basic	261,754	290,941	107,031

Interest expense incurred, net of taxes, and shares issued related to the assumed conversion at $42.185 per share of the 2006 Notes	—	2,106	4,111
Minority interest expense incurred, net of taxes, and shares issued related to the assumed conversion at $23.75 per share of the Trust Preferred Securities (redeemed June 3, 2002)	—	—	2,661

Net income - diluted	$261,754	$293,047	$113,803

Weighted average shares (denominator):
Weighted average shares - basic	63,848	62,538	57,963
Shares assumed issued from the exercise of options to purchase common shares and restriced stock, net of treasury shares assumed purchased from the proceeds, at the average market price for the period	545	683	980
Dilution effect of 2006 Notes	—	1,391	2,726
Dilution effect of Trust Preferred Securities	—	—	2,652

Weighted average shares - diluted	64,393	64,612	64,321

Earnings per share:
Basic:
Income from continuing operations	$3.90	$3.76	$1.18
Income from discontinued operations	0.20	0.96	0.67
Cumulative effect of change in accounting principle	—	(0.07)	—
Basic earnings per share	$4.10	$4.65	$1.85

Diluted:
Income from continuing operations	$3.87	$3.67	$1.16
Income from discontinued operations	0.19	0.93	0.61
Cumulative effect of change in accounting principle	—	(0.06)	—
Diluted earnings per share	$4.06	$4.54	$1.77

Antidilutive securities;
Shares assumed not issued from options to purchase common shares as the exercise prices are above the average market price for the period or the effect of the assumed exercise would be antidilutive	25	467	143
Average price	$49.02	$41.87	$38.00

(3) Income Taxes

The components of income from continuing operations before income taxes and cumulative effect of change in accounting principle for each of the three years in the period ended December 31, 2004, are as follows (expressed in thousands):

	2004	2003	2002
United States	$403,845	$373,267	$112,329
Foreign	(5,944)	(661)	(144)
Income from continuing operations before income taxes and cumulative effect of change in accounting principle	$397,901	$372,606	$112,185

The components of income tax expense (benefit) for each of the three years in the period ended December 31, 2004, are as follows (expressed in thousands):

	2004	2003	2002
Current
United States	$145,730	$110,572	$19,511
Foreign	60	397	—
Deferred
United States	3,076	26,402	24,027
Income tax expense	$148,866	$137,371	$43,538

Total income tax expense for each of the three years in the period ended December 31, 2004, differs from the amounts computed by applying the statutory federal income tax rate to income before taxes as follows (expressed as percent of pretax income):

	2004	2003	2002
Federal statutory income tax rate	35.0%	35.0%	35.0%
Increases resulting from:
Recognition of valuation allowance on foreign losses	0.5	—	—
State income taxes, net of federal benefits	1.5	1.0	1.0
Accrual to return adjustment	—	—	2.5
Other	0.4	0.9	0.3
	37.4%	36.9%	38.8%

The principal components of the Company’s deferred income tax assets and liabilities at December 31, 2004 and 2003 (expressed in thousands) are as follows:

	December 31,
	2004	2003
Deferred tax assets:

Foreign deferred tax assets and net operating loss carry forwards	$3,049	$1,083
Valuation allowance of deferred tax assets and foreign net operating loss	(3,049)	(1,083)
Other	16,252	9,938
	16,252	9,938
Deferred tax liabilities:

Book basis in excess of tax basis for oil and gas properties and equipment	(548,799)	(478,643)
Other	(9,195)	(8,004)
	(557,994)	(486,647)

Net deferred tax liability	$(541,742)	$(476,709)

Book basis in excess of tax basis for oil and gas properties and equipment primarily results from differing methodologies for recording property costs and depreciation, depletion and amortization under United States generally accepted accounting principles and income tax reporting. In addition, the Company recorded a deferred tax liability resulting from book and tax basis differences of the acquired corporations during 2004.

Where the Company’s present intention is to reinvest the unremitted earnings in its foreign operations, the Company does not provide for U.S. income taxes on unremitted earnings of foreign subsidiaries. Unremitted earnings of foreign subsidiaries for which U.S. income taxes have not been provided are approximately $122,328,000 at December 31, 2004. It is not practicable to determine the amount of U.S. income taxes that would be payable upon remittance of the assets that represent those earnings.

On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the “Act”).  The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividend received deduction for certain dividends from controlled foreign corporations.  The deduction is subject to a number of limitations and, as of March 1, 2005, uncertainty remains as to how to interpret numerous provisions of the Act.  As a result, the Company is not yet in a position to decide whether, and to what extent, it might repatriate foreign earnings that have not yet been remitted to the U.S.  If certain technical corrections to the Act are passed, the Company may consider repatriating an amount up to $195,669,000 of the cash and current investments held by international subsidiaries as of December 31, 2004, with an associated tax liability of approximately $10.2 million (assuming 15% of such cash is subject to tax at the U.S. statutory rate).

(4) Long-Term Debt

Long-term debt at December 31, 2004 and 2003, consists of the following (dollars expressed in thousands):

	December 31,
	2004	2003
Senior debt -
Bank revolving credit agreement:
LIBOR based loans, borrowings at December 31, 2004 and 2003 at interest rates of 3.665% and 2.3125%, respectively	$515,000	$135,000
LIBOR Rate Advances, borrowings at December 31, 2004 at an interest rate of 3.5275%	40,000	—
Swing line money market loans, borrowings at December 31, 2003 at an interest rate of 2.375%.	—	4,000
Total senior debt	555,000	139,000
Subordinated debt -
10 3/8% Senior subordinated notes, due 2009	—	150,000
8 1/4% Senior subordinated notes, due 2011	200,000	200,000
Total subordinated debt	200,000	350,000
Unamortized discount on 2009 Notes	—	(1,739)
Long-term debt	$755,000	$487,261

On December 16, 2004, the Company entered into a new credit agreement (the “Credit Facility”) , replacing its then existing credit agreement dated as of March 8, 2001, as amended.  The Credit Facility is with various financial institutions and provides for revolving credit borrowings up to a maximum principal amount of $750,000,000 at any one time outstanding, with borrowings not to exceed a borrowing base determined at least semiannually using the administrative agent’s usual and customary criteria for oil and gas reserve valuation, adjusted for incurrences of other indebtedness since the last redetermination of the borrowing base.   As of December 31, 2004, the borrowing base was $900,000,000.  The Credit Facility provides that in specified circumstances involving an increase in ratings assigned to the Company’s debt, the Company may elect for the borrowing base limitation to no longer apply to restrict available borrowings.  The Credit Facility also includes procedures for additional financial institutions selected by the Company to become lenders under the agreement, or for any existing lender to increase its commitment in an amount approved by the Company and the lender, subject to a maximum of $250,000,000 for all such increases in commitments of new or existing lenders. Additionally, the Credit Facility permits short-term swing-line loans up to $10,000,000 and the issuance of letters of credit up to $75,000,000, which in each case reduce the credit available for revolving credit borrowings.   All outstanding amounts owed under the Credit Facility become due and payable no later than the final maturity date of December 16, 2009, and are subject to acceleration upon the occurrence of events of default which the Company considers usual and customary for an agreement of this type, including failure to make payments under the credit agreement, non-performance of covenants and obligations continuing beyond any applicable grace period, default in the payment of other indebtedness in excess in principal amount of $25,000,000 or a default accelerating or permitting the acceleration of any such indebtedness, or the occurrence of a “change in control” of the Company, including the acquisition of beneficial ownership of in excess of 50% of its capital stock. If at any time the outstanding credit extended under the agreement exceeds the applicable borrowing base, the deficiency is required to be amortized in four monthly installments commencing 90 days after the deficiency arises, and until the deficiency is eliminated, increases in some applicable interest rate margins apply.

Borrowings under the Credit Facility bear interest, at the Company’s election, at a prime rate or Eurodollar rate, plus in each case an applicable margin. In addition, a commitment fee is payable on the unused portion of each lender’s commitment. The applicable interest rate margin varies from 0% to 0.25% in the case of borrowings based on the prime rate and from 1.00% to 2.00% in the case of borrowings based on the Eurodollar rate, depending on the utilization level in relation to the borrowing base and, in the case of Eurodollar borrowings, ratings assigned to the Company’s debt.

The Credit Facility contains various covenants, including among others restrictions on liens, restrictions on incurring other indebtedness if a default under the credit agreement exists or would result or if a borrowing base deficiency would result, restrictions on dividends and other restricted payments if a default under the credit agreement exists or would result, restrictions on mergers, restrictions on investments, and restrictions on hedging activity of a speculative nature or with counterparties having credit ratings below specified levels. Financial covenants include a covenant not to permit the Company’s ratio of consolidated debt to consolidated total capitalization (determined without reduction for any non-cash write downs after the date of the credit agreement) to exceed 60% at any time, and not to permit the Company’s consolidated ratio of EBITDAX to Fixed Charges (as those terms are defined in the credit agreement) for the four most recent fiscal quarters to be less than or equal to 2.5 to 1.0 at the end of any quarter.

The Company gave notice on March 18, 2004 of its intent to redeem all $150,000,000 of its 10 3/8% Senior Subordinated Notes due 2009 (the “2009 Notes”) at 105.188% of their face amount.  On April 19, 2004, the Company paid $157,782,000 (excluding accrued interest) in cash to holders of the 2009 Notes.  The cash redemption payment was funded through borrowings under the Company’s existing bank credit facility.  The Company recorded a pre-tax expense on the redemption of the 2009 Notes of $10,893,000 in “Loss on debt extinguishment” during the year ended December 31, 2004.

On April 10, 2001, the Company issued $200,000,000 principal amount of 2011 Notes. The 2011 Notes bear interest at a rate of  8 ¼ %, payable semi-annually in arrears on April 15 and October 15 of each year. The 2011 Notes are general unsecured senior subordinated obligations of the Company, are subordinated in right of payment to the Company’s senior indebtedness, which currently includes the Company’s obligations under the Credit Facility.  The Company, at its option, may redeem the 2011 Notes in whole or in part, at any time on or after April 15, 2006, at a redemption price of 104.125% of their principal value and decreasing percentages thereafter. The indenture governing the 2011 Notes also imposes certain covenants on the Company including covenants limiting: incurrence of indebtedness including senior indebtedness; restricted payments; the issuance and sales of restricted subsidiary capital stock; transactions with affiliates; liens; disposition of proceeds of assets sales; non-guarantor restricted subsidiaries; dividends and other payment restrictions affecting restricted subsidiaries; and merger, consolidations and the sale of assets.

(5) Commitments and Contingencies

The Company has commitments for operating leases (primarily for office space) in Houston, Midland, Laredo, and for other equipment (including gas compressors).  Rental expense for office space was $2,859,000 in 2004, $2,739,000 in 2003, and $2,700,000 in 2002. Rental expense for other equipment was $5,497,000 in 2004, $4,241,000 in 2003 and $2,022,000 in 2002.

 Future minimum lease payments related to the Company’s operating leases at December 31, 2004 are approximately $8,800,000 in 2005; $8,800,000 in 2006; $8,800,000 in 2007; $8,700,000 in 2008; $8,600,000 in 2009 and $47,100,000 thereafter. Where rented equipment such as compressors is considered essential to the operation of the lease, the Company has assumed that such equipment will be leased for the estimated productive life of the reserves, even if the contract terminates prior to such date.

(6) Discontinued Operations

Under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company classifies assets to be disposed of as held for sale or, if appropriate, discontinued operations when they have received appropriate approvals by the Company’s management or Board of Directors and when they meet other criteria.  As of August 17, 2005, the Company had completed the sale of the assets discussed below.

Pogo Hungary Ltd.—

On June 7, 2005, the Company completed the sale of its wholly owned subsidiary Pogo Hungary, Ltd. (“Pogo Hungary”) for a purchase price of $9 million.  The Company recognized an after tax gain of $5.2 million on the sale of Pogo Hungary.

Thaipo Ltd. and B8/32 Partners Ltd.—

On August 17, 2005, the Company completed the sale of its wholly owned subsidiary Thaipo Ltd. and its 46.34% interest in B8/32 Partners Ltd.  (collectively referred to as the “Thailand Entities”) for a purchase price of $820 million.

The Thailand Entities and Pogo Hungary are classified as discontinued operations in the Company’s financial statements for all periods presented. The summarized financial results and financial position data of the discontinued operations were as follows (amounts expressed in 000’s):

Operating Results Data

	Year Ended December 31,
	2004	2003	2002
Revenues	$335,291	$303,491	$212,778
Costs and expenses	(237,097)	(163,388)	(122,006)
Other income	308	2,520	1,854
Income before income taxes	98,502	142,623	92,626
Income taxes	(85,783)	(82,751)	(54,242)
Income from discontinued operations, net of tax	$12,719	$59,872	$38,384

	December 31,
Financial Position Data	2004	2003
Assets of Discontinued Operations
Current Investments	$135,000	$74,280
Accounts receivable	36,876	44,347
Inventories	13,800	11,074
Other current assets	1,408	1,220
Total current assets	187,084	130,921
Property, plant and equipments, net	471,012	471,098
Other long-term assets	9,085	7,242
Total assets	$667,181	$609,261

Liabilities of Discontinued Operations
Accounts payable	$51,565	$54,614
Income taxes payable	34,645	19,437
Other current liabilities	23,718	11,759
Total current liabilities	109,928	85,810
Deferred income tax	64,865	75,324
Asset retirement obligation	21,094	12,281
Total liabilities	$195,887	$173,415

(7) Sales to Major Customers

The Company is an oil and gas exploration and production company that generally sells its oil and gas to numerous customers on a month-to-month basis. For purposes of comparison, sales have been presented for all three years for those customers who have exceeded 10% of revenues in any given year (expressed in thousands):

	2004	2003	2002
Shell Trading Company	$147,076	$161,451	$103,714

(8) Credit Risk

Substantially all of the Company’s accounts receivable at December 31, 2004 and 2003, result from oil and gas sales and joint interest billings to other companies in the energy industry. This concentration of customers and joint interest owners may impact the Company’s overall credit risk, either positively or negatively, in that these entities may be similarly affected by industry-wide changes in economic or other conditions. Such receivables are generally not collateralized.   As of December 31, 2004 and 2003, the Company had provided reserves for receivables from specifically identified receivables from customers and joint interest owners that are considered doubtful of collection of $3,882,000 and $3,810,000, respectively.

(9) Employee Benefit Plans

The Company has a tax-advantaged savings plan in which all U.S. salaried employees may participate. Under such plan, a participating employee may allocate up to 30% of their salary, up to a maximum allowed by law, and the Company will then match the employee’s contribution on a dollar for dollar basis up to the lesser of 6% of the employee’s salary or $13,000 in 2004. Funds contributed by the employee and the matching funds contributed by the Company are held in trust by a bank trustee in six separate funds. Amounts contributed and earnings and accretions thereon may be used to purchase shares of the Company’s common stock, invest in a money market fund or invest in four stock, bond, or blended stock and bond mutual funds according to instructions from the employee. The Company contributed $1,360,000 to the savings plan in 2004, $1,233,000 in 2003, and $1,068,000 in 2002.

The Company has adopted a trusteed retirement plan for its U.S. salaried employees. The benefits are based on years of service and the employee’s average compensation for five consecutive years within the final ten years of service which produce the highest average compensation. The Company makes annual contributions to the plan in the amount of retirement plan cost accrued or the maximum amount that can be deducted for federal income tax purposes. The Company does not expect to make a contribution to the plan in 2005.  The plan’s investment strategy and goals are to ensure, over the long-term life of the retirement plan, an adequate pool of sufficiently liquid assets to support the benefit obligations to participants, retirees and beneficiaries. Investment objectives are long-term in nature covering typical market cycles of three to five years.

Although the Company has no obligation to do so, the Company currently provides full medical benefits to its retired U.S. employees and dependents. For current employees, the Company assumes all or a portion of post-retirement medical and term life insurance costs based on the employee’s age and length of service with the Company. The post-retirement medical plan has no assets and is currently funded by the Company on a pay-as-you-go basis.  The expected Company contributions to the post-retirement medical plan during 2005 are approximately $554,000.

The following table sets forth the plans’ status (in thousands of dollars) as of December 31, 2004 and 2003.  The Company uses a December 31 measurement date for its plans.

			Post-Retirement
	Retirement Plan		Medical Plan
	2004	2003	2004	2003
Change in benefit obligation
Benefit obligation at beginning of year	$29,519	$24,297	$17,145	$15,067
Service cost	2,631	2,248	1,385	1,102
Interest cost	1,751	1,546	1,044	915
Benefits paid	(1,302)	(340)	(356)	(338)
Actuarial loss	4,259	1,768	1,984	399
Benefit obligation at end of year	$36,858	$29,519	$21,202	$17,145
Change in plan assets
Fair value of plan assets at beginning of year	$32,236	$26,625	$—	$—
Actual return on plan assets	1,729	6,234	—	—
Employer contributions	—	—	356	338
Benefits paid	(1,302)	(340)	(356)	(338)
Administrative expenses	(364)	(283)	—	—
Fair value of plan assets at end of year	$32,299	$32,236	$—	$—
Reconciliation of funded status
Funded status	$(4,559)	$2,717	$(21,202)	$(17,145)
Unrecognized actuarial loss	13,849	9,037	5,086	3,292
Unrecognized transition (asset) or obligation	—	—	303	608
Unrecognized prior service cost	625	671	—	—
Prepaid (accrued) benefit cost at year-end	$9,915	$12,425	$(15,813)	$(13,245)

Components of net periodic benefit cost
Service cost	$2,631	$2,248	$1,385	$1,102
Interest cost	1,750	1,546	1,044	915
Expected return on plan assets	(2,639)	(2,176)	—	—
Amortization of prior service cost	46	43	—	—
Amortization of transition (asset) obligation	—	—	305	305
Amortization of net loss	722	1,040	190	64
	$2,510	$2,701	$2,924	$2,386

Accumulated benefit obligation	$28,248	$23,591

Plan Assumptions

				Post-Retirement
	Retirement Plan			Medical Plan
	2004	2003	2002	2004	2003	2002
Plan assumptions to determine benefit obligations
Discount rate	5.75%	6.00%	6.50%	5.75%	6.00%	6.50%
Rate of compensation increase	5.50%	4.75%	4.75%	—	—	—

Plan assumptions to determine net cost
Discount rate	6.00%	6.50%	7.25%	6.00%	6.50%	7.25%
Expected long-term rate of return on plan assets	8.50%	8.50%	9.50%	—	—	—
Rate of compensation increase	4.75%	4.75%	4.75%	—	—	—

To develop the expected long-term rate of return on plan assets assumption, the Company considered the current level of expected returns on risk free investments (primarily government bonds), the historical level of the risk premium associated with the other asset classes in which the portfolio is invested and the expectations for future returns of each asset class.  The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on plan assets assumption for the portfolio.  This resulted in the selection of the 8.50% assumption for 2004.

Expected benefit payments for the retirement plan for the next ten years are as follows (expressed in thousands):

Year Ending	Expected
December 31,	Benefit Payment
2005	$2,905
2006	3,435
2007	2,761
2008	3,442
2009	3,375
Next 5 Years	19,667

The following table provides the target and actual asset allocations in the retirement plan:

		Actual as of December 31,
Asset Category	Target	2004	2003
Equity securities	100%	99%	100%
Debt securities	0%	0%	0%
Real estate	0%	0%	0%
Other	0%	1%	0%
Total	100%	100%	100%

For measurement purposes related to the Company’s post-retirement medical plan, a 11% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2005. The rate is assumed to decrease gradually to 5% for 2012 and remain at that level thereafter.  This compares to the amounts used for 2004 measurement purposes, where a 12% annual rate of increase in the per capita cost of covered health care benefits was assumed, decreasing gradually to 5% for 2012 and remaining level thereafter.

Assumed health care cost trends have a significant effect on the amount reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

	One Percentage Point
	Increase	Decrease
Effect on total of service and interest cost components for 2004	$472	$(376)
Effect on year-end 2004 postretirement benefit obligation	$3,539	$(2,868)

In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduced a prescription drug benefit under Medicare (Medicare Part D), as well as a nontaxable federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In May 2004, the FASB issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003” (FSP No. 106-2), which addresses the accounting and disclosure requirements associated with the effects of the Act.

The Company has elected not to reflect changes in the Act in its 2004 financial statements since the Company has concluded that the effects of the Act are not a significant event that calls for remeasurement under FAS 106.

(10) Stock-Based Compensation Plans

The Company’s incentive plans authorize awards granted wholly or partly in common stock (including rights or options which may be exercised for or settled in common stock) to key employees and non-employee directors. Awards to employees of the Company may be made as grants of stock options, stock appreciation rights, stock awards, cash awards, performance awards or any combination thereof (collectively, “Awards”).  Employee Awards generally become exercisable in three installments.  The number of shares available for future issuance was 3,975,757, 2,297,657 and 2,911,565 as of December 31, 2004, 2003 and 2002, respectively.  Stock options granted during and after 2003 expire 5 years from the date of grant, if not exercised.  Stock options granted prior to 2003, if not exercised, expire 10 years from the date of grant.

Restricted Stock

  The Company granted the following shares of restricted stock during the indicated periods:

		Weighted
	Number	Average
Year Ended	of	Grant Date
December 31,	Awards	Fair Value

2004	303,400	$13,164,429

2003	144,000	$6,045,840

2002	40,065	$1,192,935

The number of unvested shares of restricted stock was 403,900, 157,019 and 38,621 as of December 31, 2004, 2003 and 2002, respectively.

Stock Options

A summary of the status of the Company’s stock option activity as of December 31, 2004, 2003 and 2002, and changes during the years ended on those dates is presented below:

		Weighted
		Average
	Number of	Exercise
	Awards	Price

Outstanding, December 31, 2001	3,852,580	$22.01
Granted in 2002	960,900	$29.84
Exercised in 2002	(1,022,034)	$19.72
Canceled in 2002	(44,000)	$23.49
Outstanding, December 31, 2002	3,747,446	$24.62
Exercisable, December 31, 2002	1,992,883	$22.41

Weighted-average fair value of options granted during 2002		$12.43

Outstanding, December 31, 2002	3,747,446	$24.54
Granted in 2003	403,000	$42.02
Exercised in 2003	(1,553,573)	$21.48
Canceled in 2003	(14,100)	$17.14
Outstanding, December 31, 2003	2,582,773	$29.16
Exercisable, December 31, 2003	1,258,999	$25.75

Weighted-average fair value of options granted during 2003		$9.61

Outstanding, December 31, 2003	2,582,773	$29.16
Granted in 2004	30,000	$48.50
Exercised in 2004	(452,437)	$26.55
Canceled in 2004	(15,000)	$26.98
Outstanding, December 31, 2004	2,145,336	$30.00
Exercisable, December 31, 2004	1,553,567	$27.66

Weighted-average fair value of options granted during 2004		$10.88

The following table summarizes information about stock options outstanding at December 31, 2004

	Options Outstanding			Options Exercisable
		Weighted
		Average
		Remaining	Weighted		Weighted
		Contractual	Average		Average
Range of	Number	Life	Exercise	Number	Exercise
Option Prices	Outstanding	(days)	Price	Exercisable	Price

$ 17.91 to $ 19.56	50,800	1,578	$18.35	50,800	$18.35
$ 20.31 to $ 24.77	772,702	2,178	$23.33	772,702	$23.33
$ 25.38 to $ 29.78	766,834	2,701	$29.60	478,467	$29.50
$ 31.18 to $ 33.94	54,000	2,163	$32.03	40,665	$32.24
$ 36.00	35,000	519	$36.00	35,000	$36.00
$ 40.63 to $ 43.46	436,000	1,252	$41.87	175,933	$41.65
$ 45.89 to $ 49.48	30,000	1,590	$48.50	—	—
Total	2,145,336	2,127	$30.00	1,553,567	$27.66

 (11) Change in Accounting Principle

The Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”), as of January 1, 2003.  SFAS 143 requires the Company to record the fair value of a liability for an asset retirement obligation (“ARO”) in the period in which it is incurred. Upon adoption of SFAS 143, the Company was required to recognize a liability for the present value of all legal obligations associated with the retirement of tangible long-lived assets and an asset retirement cost (“ARC”) was capitalized as part of the carrying value of the associated asset. Upon initial application of SFAS 143, a cumulative effect of a change in accounting principle was also required in order to recognize a liability for any existing AROs adjusted for cumulative accretion, an increase to the carrying amount of the associated long-lived asset and accumulated depreciation on the capitalized cost. Subsequent to initial measurement, liabilities are required to be accreted to their present value each period and capitalized costs are depreciated over the estimated useful life of the related assets. This periodic accretion expense is recorded as “Transportation and other” in the consolidated statement of income.  Upon settlement of the liability, the Company will settle the obligation against its recorded amount and will record any resulting gain or loss.

Activity related to the Company’s ARO during the years ended December 31, 2004 and 2003 is as follows (in thousands):

	Year Ended December 31,
	2004		2003
Initial ARO as of January 1,	$58,509		$52,757
Liabilities incurred during period	14,330	(a)	2,441
Liabilities settled during period	(3,595)		(678)
Accretion expense	4,802		3,989
Balance of ARO as of December 31,	$74,046		$58,509

(a) $14.1 million of this amount relates to acquistions during 2004.

For the years ended December 31, 2004 and 2003, the Company recognized depreciation expense related to its ARC of $984,000 and $2,867,000, respectively.  As a result of the adoption of SFAS 143 on January 1, 2003, the Company recorded a $47,893,000 increase in the net capitalized cost of its oil and gas properties and recognized an after-tax charge of $4,166,000 for the cumulative effect of the change in accounting principle (net of related income tax benefit of $2,707,000).   This after-tax charge includes the effect on the Company’s discontinued operations.

Had SFAS 143 been applied retroactively during the year ended December 31, 2002, the Company’s net income and earnings per share (including discontinued operations) would have been as follows (expressed in thousands, except per share amounts):

	Year Ended
	December 31, 2002
	As
	Reported	Pro forma
Net Income	$107,031	$106,662

Earnings per share:

Basic	$1.85	$1.84
Diluted	$1.77	$1.76

(12) Minority Interest

Pogo Trust I, a subsidiary of the Company, called for redemption of its 6½% Cumulative Quarterly Income Convertible Preferred Securities due 2029 (the “Trust Preferred Securities”) on June 3, 2002.  Prior to their redemption, holders of 2,997,196 of the 3,000,000 outstanding Trust Preferred Securities converted their Trust Preferred Securities, representing $149,850,000 face value of Trust Preferred Securities, into 6,309,972 shares of the Company’s common stock.  In connection with the redemption, Pogo Trust I paid a total of $147,000 to former holders of the Trust Preferred Securities.  Subsequent to June 3, 2002, there were no Trust Preferred Securities outstanding.

The amount recorded under “Minority Interests—Dividends and costs associated with mandatorily redeemable preferred securities of a subsidiary trust” principally reflect cumulative dividends and, to a lesser extent, the amortization of issuance expenses related to the offering and sale of the Trust Preferred Securities.

(13) Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and Cash Equivalents

Fair value is carrying value.

Receivables and Payables

Fair value is approximately carrying value.

Derivative Financial Instruments

Fair value is carrying value.

Debt and Other

Instrument	Basis of Fair Value Estimate
Bank revolving credit agreement(s)	Fair value is carrying value as of December 31, 2004 and 2003 based on the market value interest rates.
LIBOR Rate Advances	Fair value is carrying value as of December 31, 2004 based on the market value interest rates.
2009 Notes	Fair value is 106% of carrying value as of December 31, 2003 based on quoted market value.
2011 Notes	Fair value is 108.1% and 110.6% of carrying value as of December 31, 2004 and 2003, based on quoted market value.

The carrying value and estimated fair value of the Company’s financial instruments at December 31, 2004 and 2003 (in thousands of dollars) are as follows:

	2004		2003
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Cash and cash equivalents	$86,456	$86,456	$104,474	$104,474
Receivables	$141,341	$141,341	$112,120	$112,120
Payables	$(148,738)	$(148,738)	$(74,108)	$(74,108)
Debt:
Bank revolving credit agreement loans	$(515,000)	$(515,000)	$(139,000)	$(139,000)
LIBOR Rate Advances	$(40,000)	$(40,000)	$—	$—
2009 Notes	$—	$—	$(148,261)	$(159,000)
2011 Notes	$(200,000)	$(216,250)	$(200,000)	$(221,250)

The Company occasionally enters into hedging contracts to minimize the impact of oil and gas price fluctuations. See Note 14 for a further discussion of these contracts.

 (14) Hedging Activities

During the year ended December 31, 2004, the Company did not recognize any gains or losses from its hedging activities related to 2004 production.  The Company did recognize a pre-tax gain of $657,000 due to ineffectiveness on hedge contracts during the year ended 2004.  The Company recognized a pre-tax loss of $22,822,000 ($14,873,000 after taxes) for the year ended December 31, 2003 and a pre-tax gain of $3,640,000 ($2,367,000 after tax) for the year ended December 31, 2002 from its price hedge contracts, which are included in oil and gas revenues.  Net unrealized gains on derivative instruments of $2,565,000, net of deferred taxes of $1,381,000, have been reflected as a component of other comprehensive income for the year ended December 31, 2004.  Based on the fair market value of the hedge contracts as of December 31, 2004, the Company would reclassify additional pre-tax losses of approximately $6,722,000 (approximately $4,369,000 after taxes) from accumulated other comprehensive loss (shareholders’ equity) to net income during the next twelve months.

 As of December 31, 2004, the Company held various derivative instruments.  During 2004, the Company entered into natural gas and crude oil option agreements referred to as “collars.”  Collars are designed to establish floor and ceiling prices on anticipated future natural gas and crude oil production. The Company has designated these contracts as cash flow hedges designed to achieve a more predictable cash flow, as well as to reduce its exposure to price volatility. While the use of these derivative instruments limits the downside risk of adverse price movements, they may also limit future revenues from favorable price movements. The use of derivatives also involves the risk that the counterparties to such instruments will be unable to meet the financial terms of such contracts.  Currently, the Company does not expect losses due to creditworthiness of its counterparties.

The gas hedging transactions are generally settled based upon the average of the reporting settlement prices on the NYMEX for the last three trading days of a particular contract month.  The oil hedging transactions are generally settled based on the average of the reporting settlement prices for West Texas Intermediate on the NYMEX for each trading day of a particular calendar month.  For any particular collar transaction, the counterparty is required to make a payment to the Company if the settlement price for any settlement period is below the floor price for such transaction, and the Company is required to make a payment to the counterparty if the settlement price for any settlement period is above the ceiling price of such transaction.

The estimated fair value of these transactions is based upon various factors that include closing exchange prices on the NYMEX, volatility and the time value of options.  Further details related to the Company’s hedging activities as of December 31, 2004 are as follows:

		NYMEX
		Contract		Fair Value
Contract Period and		Price		of
Type of Contract	Volume	Floor	Ceiling	Asset/(Liability)

Natural Gas Contracts (MMBtu) (a)
Collar Contracts:
January 2005 - December 2005	5,475	$5.50	$8.00	$214,810
January 2005 - December 2005	1,825	$6.00	$9.30	$658,634
January 2005 - December 2005	1,825	$6.00	$9.25	$652,362
January 2005 - December 2005	3,650	$6.00	$9.25	$1,304,729
January 2006 - December 2006	5,475	$5.00	$7.50	$(2,116,689)
January 2006 - December 2006	3,650	$5.50	$8.25	$(184,107)
January 2006 - December 2006	3,650	$5.75	$8.27	$182,666

Crude Oil Contracts (Barrels)
Collar Contracts:
January 2005 - December 2005	1,825,000	$40.00	$62.50	$3,891,103

(a) MMBtu means million British Thermal Units.

In February 2005, the Company entered into additional crude oil collars to establish floor and ceiling prices on anticipated future crude oil production.  The Company has designated these contracts as cash flow hedges.  Further details related to this hedging activity is as follows:

		NYMEX
		Contract
Contract Period and		Price
Type of Contract	Volume	Floor	Ceiling

Crude Oil Contracts (Barrels)
Collar Contracts:
March 2005 - December 2005	1,530,000	$40.00	$62.50

(15) Acquisitions

In December 2004, the Company completed the acquisition of two privately held corporations for approximately $282.5 million in cash and a deferred payment of $26.4 million to be made in 2005 to the former owner of one of the corporations. The corporations have subsequently been named Pogo Producing (San Juan) Company and Pogo Producing (Texas Panhandle) Company (the “corporations”).  The transactions included properties located primarily in the San Juan basin of New Mexico and the Texas Panhandle. The Company acquired the corporations primarily to strengthen its position in domestic natural gas properties. The Company recorded the estimated fair values of the assets acquired and the liabilities assumed at the closing date of the transactions, which primarily consisted of oil and gas properties of $423.7 million, long term debt of $50.1 million and deferred tax liabilities of $67.4 million.  No goodwill was recorded for the transactions.

In 2004, the Company also completed six other producing property acquisitions for cash consideration totaling approximately $186 million.

Pro Forma Information

The following summary presents unaudited pro forma consolidated results of operations for the Company’s continuing operations as if the acquisitions had occurred as of January 1, 2002.   The pro forma results are for illustrative purposes only and include adjustments in addition to the pre-acquisition historical results of the corporations, such as increased depreciation, depletion and amortization expense resulting from the allocation of fair value to oil and gas properties acquired and increased interest expense on acquisition debt. The unaudited pro forma information (presented in thousands of dollars, except per share amounts) is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated at that date, nor are they necessarily indicative of future operating results.

	Year Ended December 31,
Pro Forma:	2004	2003	2002
	(Unaudited)
Revenues	$1,049,765	$899,745	$576,604
Income before cumulative effect of change in accounting principle	259,134	239,087	68,115
Net income	259,134	234,958	68,115
Earnings per share:
Basic -
Income before cumulative effect of change in accounting principle	$4.06	$3.82	$1.18
Net income	$4.06	$3.76	$1.18
Diluted -
Income before cumulative effect of change in accounting principle	$4.02	$3.73	$1.15
Net income	$4.02	$3.67	$1.15

POGO PRODUCING COMPANY & SUBSIDIARIES

UNAUDITED SUPPLEMENTARY FINANCIAL DATA

Oil and Gas Producing Activities

The results of operations from oil and gas producing activities exclude non-oil and gas revenues, general and administrative expenses, other non oil and gas producing expenses, interest charges, interest income and interest capitalized. Income tax (expense) or benefit was determined by applying the statutory rates to pretax operating results with adjustments for permanent differences.   Except as noted, all of the Company’s oil and gas producing activities were conducted in the United States.

	2004		2003		2002
Revenues	$973,083		$856,074		$537,717
Lease operating expense	(100,506)		(81,731)		(74,434)
Exploration expense	(21,739	)(a)	(6,899)		(4,161)
Dry hole and impairment expense	(61,634	)(b)	(30,673	)(b)	(26,999)
Depreciation, depletion and amortization expense	(248,431)		(226,607)		(207,639)
Production and other taxes	(44,104)		(23,735)		(20,058)
Transportation and accretion	(19,488)		(16,949)		(10,140)
Pretax operating results	477,181		469,480		194,286
Income tax (expense) benefit	(175,576)		(170,750)		(72,133)
Operating results	$301,605		$298,730		$122,153

(a)          Included is $182 of exploration expense related to New Zealand,

(b)         Included are $5,551 of dry hole and impairment expense related to the Danish North Sea in 2004 and $271 of dry hole and impairment expense in 2003 related to the Company’s British North Sea block that was relinquished in 2003.

The following table sets forth the Company’s costs incurred (expressed in thousands) for oil and gas producing activities during the years indicated.

Costs incurred
(capitalized unless otherwise indicated):

	2004		2003		2002
Property acquisition
Proved	$612,975		$182,660		$—
Unproved	26,904		12,403		8,439
Exploration
Capitalized	62,500	(a)	43,499		42,067
Expensed	21,739	(b)	6,832	(b)	4,161
Development	228,473		135,424		215,479
Asset retirement cost	14,330		49,706	(c)	—
Total oil and gas costs incurred	$966,921		$430,524		$270,146
Provision for depreciation, depletion and amortization	$248,431		$226,607		$207,639

(a)          Includes $5,551 of costs related to the Danish North Sea.

(b)         Includes $182 in 2004 related to activities in New Zealand .

(c)          Includes $47,893 of cumulative asset retirement cost recorded to adopt the provisions of SFAS 143 on January 1, 2003.

The following information regarding estimates of the Company’s proved oil and gas reserves, which are located offshore in United States waters of the Gulf of Mexico and onshore in the United States is based on reports prepared by Ryder Scott Company, L.P. and Miller & Lents, Ltd. The definitions and assumptions that serve as the basis for the discussions under the caption “Item 1, Business—Exploration and Production Data—Reserves” should be referred to in connection with the following information.

Estimates of Proved Reserves

	Oil,
	Condensate
	and Natural	Natural
	Gas Liquids	Gas
	(Bbls.)	(MMcf)
Proved Reserves as of December 31, 2001	79,978,695	670,567
Revisions of previous estimates	9,290,517	38,237
Extensions, discoveries and other additions	3,965,585	78,575
Sale of properties	(202,785)	—
Estimated 2002 production	(12,939,750)	(73,473)
Proved Reserves as of December 31, 2002	80,092,262	713,906
Revisions of previous estimates	6,338,668	5,686
Extensions, discoveries and other additions	2,982,400	65,095
Purchase of properties	4,301,200	129,119
Estimated 2003 production	(16,162,000)	(76,802)
Proved Reserves as of December 31, 2003	77,552,530	837,004
Revisions of previous estimates	5,012,763	(16,357)
Extensions, discoveries and other additions	1,727,761	33,610
Purchase of properties	13,775,000	172,022
Sale of properties	(1,832,000)	(2,888)
Estimated 2004 production	(12,370,000)	(89,410)
Proved Reserves as of December 31, 2004	83,866,054	933,981

Proved Developed Reserves as of:
December 31, 2001	59,383,200	532,348
December 31, 2002	74,041,149	600,255
December 31, 2003	67,391,031	702,836
December 31, 2004	72,968,008	769,753

POGO PRODUCING COMPANY & SUBSIDIARIES

STANDARDIZED MEASURE OF DISCOUNTED FUTURE

NET CASH FLOWS RELATED TO PROVED OIL AND GAS RESERVES—Unaudited

The standardized measure of discounted future net cash flows from the production of proved reserves is developed as follows:

1.    Estimates are made of quantities of proved reserves and the future periods in which they are expected to be produced based on year-end economic conditions.

2.    The estimated future gross revenues from proved reserves are priced on the basis of year-end market prices, except in those instances where fixed and determinable natural gas price escalations are covered by contracts.

3.    The future gross revenue streams are reduced by estimated future costs to develop and to produce the proved reserves, as well as certain abandonment costs based on year-end cost estimates, and the estimated effect of future income taxes. These cost estimates are subject to some uncertainty.

The standardized measure of discounted future net cash flows does not purport to present the fair value of the Company’s oil and gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves in excess of proved reserves, anticipated future changes in prices and costs, a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

	Year Ended December 31,
	2004	2003	2002
Future gross revenues	$8,850,237	$6,912,547	$5,486,454
Future production costs:
Lease operating expense	(2,123,530)	(1,417,118)	(1,150,305)
Future development and abandonment costs	(437,117)	(324,813)	(267,578)
Future net cash flows before income taxes	6,289,590	5,170,616	4,068,571
Discount at 10% per annum	(2,650,272)	(2,241,953)	(1,573,013)
Discounted future net cash flows before income taxes	3,639,318	2,928,663	2,495,558
Future income taxes, net of discount at 10% per annum	(1,080,607)	(919,540)	(780,770)
Standardized measure of discounted future net cash flows related to proved oil and gas reserves	$2,558,711	$2,009,123	$1,714,788

The following are the principal sources of change in the standardized measure of discounted future net cash flows. All amounts are related to changes in reserves located in the United States.

	For the Years Ended December 31,
	2004	2003	2002

Beginning balance	$2,009,123	$1,714,788	$826,570
Revisions to prior years’ proved reserves:
Net changes in prices and production costs	631,060	434,060	1,096,580
Net changes due to revisions in quantity estimates	39,661	113,329	202,952
Net changes in estimates of future development costs	(154,659)	(21,781)	(56,659)
Accretion of discount	292,866	249,556	113,035
Changes in production rate and other	(51,192)	(182,172)	60,325
Total revisions	757,736	592,992	1,416,233
New field discoveries and extensions, net of future production and development costs	126,167	241,946	218,991
Purchases of properties	596,173	289,484	—
Sales of properties	(58,570)	—	(2,344)
Sales of oil and gas produced, net of production costs	(808,986)	(737,628)	(433,049)
Previously estimated development costs incurred	98,135	46,311	165,374
Net change in income taxes	(161,067)	(138,770)	(476,987)
Net change in standardized measure of discounted future net cash flows	549,588	294,335	888,218

Ending balance	$2,558,711	$2,009,123	$1,714,788

Quarterly Results—Unaudited

Summaries of the Company’s results of operations by quarter for the years 2004 and 2003 are as follows:

	Quarter Ended
	Mar. 31	June 30	Sept. 30	Dec. 31
	(Expressed in thousands, except per share amounts)
2004
Revenues	$235,133	$250,697	$259,711		$242,147
Gross profit (a)	$110,014	$122,317	$114,882		$79,072
Income from continuing operations	$66,701	$67,080	$69,004		$46,250
Income (loss) from discontinued operations, net of tax	$4,939	$(1,891)	$17,608		$(7,937)
Net income	$71,640	$65,189	$86,612		$38,313
Basic earnings per share (b):
Income from continuing operations	$1.05	$1.05	$1.08		$0.72
Income (loss) from discontinued operations	$0.08	$(0.03)	$0.28		$(0.12)
Basic earnings per share	$1.13	$1.02	$1.36		$0.60
Diluted earnings per share (b):
Income from continuing operations	$1.04	$1.04	$1.07		$0.72
Income (loss) from discontinued operations	$0.08	$(0.03)	$0.28		$(0.13)
Diluted earnings per share	$1.12	$1.01	$1.35		$0.59

2003
Revenues	$236,489	$222,154	$200,458		$199,404
Gross profit (a)	$128,638	$110,832	$95,772		$72,384
Income from continuing operations	$76,077	$65,212	$52,220		$41,726
Income from discontinued operations, net of tax	$16,566	$14,507	$15,440		$13,359
Cumulative effect of change in accounting principle, net of tax	$(4,166)	$—	$—	$
Net income	$88,477	$79,719	$67,660		$55,085
Basic earnings per share (b):
Income from continuing operations	$1.24	$1.05	$0.82		$0.66
Income from discontinued operations	$0.28	$0.24	$0.25		$0.21
Cumulative effect of change in accounting principle, net of tax	$(0.07)	$—	$—		$—
Basic earnings per share	$1.45	$1.29	$1.07		$0.87
Diluted earnings per share (b):
Income from continuing operations	$1.18	$1.01	$0.82		$0.65
Income from discontinued operations	$0.26	$0.23	$0.24		$0.21
Cumulative effect of change in accounting principle, net of tax	$(0.07)	$—	$—		$—
Diluted earnings per share	$1.37	$1.24	$1.06		$0.86

(a)          Represents revenues less lease operating, production and other taxes, transportation and other, exploration, dry hole, and impairment, and depreciation, depletion and amortization expenses.

(b)         The sum of the individual quarterly earnings (loss) per share may not agree with year-to-date earnings (loss) per share as each quarterly computation is based on the income or loss for that quarter and the weighted average number of common shares outstanding during that period.

ITEM 9A.  Controls and Procedures

Evaluation of Disclosure Controls and Procedures

The Company has established disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the officers who certify the Company’s financial reports and to other members of senior management and the Board of Directors.

Based on their evaluation as of December 31, 2004, the Company’s Chairman, President and Chief Executive Officer and its Senior Vice President and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) are effective to ensure that the information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.

Management’s Report on Internal Control Over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f). Under the supervision and with the participation of the Company’s management, including the Chairman, President and Chief Executive Officer and its Senior Vice President and Chief Financial Officer, the Company conducted an evaluation of the effectiveness of its internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the Company’s evaluation under the framework in Internal Control — Integrated Framework, the Company’s management concluded that its internal control over financial reporting was effective as of December 31, 2004. The Company’s managements assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Changes in Internal Controls

There were no changes in the Company’s internal control over financial reporting that occurred during the fourth quarter of the Company's 2004 fiscal year that have materially affected, or are reasonably likely to materially affect the Company’s internal control over financial reporting.